CACI International Inc
                            1100 North Glebe Road
                          Arlington, Virginia 22201


                               PROXY STATEMENT
                                     FOR
                        ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of CACI International Inc (the "Company") to be used at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on November 15, 1995. This Proxy Statement is being mailed on or about October 6, 1995. The presence of a stockholder at the Annual Meeting or any adjournment thereof will not automatically revoke such stockholder's proxy. However, any stockholder furnishing a proxy has the power to revoke it by furnishing written notice to the Secretary of the Company, by delivery to the Company of a proxy bearing a later date, or by voting in person at the Annual Meeting. A proxy card is enclosed for your use in connection with the Annual Meeting. The shares represented by each properly signed and returned proxy will be voted in accordance with the instructions marked thereon or, in the absence of instructions, the proxy will be voted:

     FOR the Board of Directors' nominees for election to the Company's Board of Directors; and FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

     The Board does not expect that any matters other than those set forth in the Notice of the Annual Meeting will be brought before the Meeting. If any other matters properly come before the Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in accordance with their judgment.

     The close of business on September 25, 1995, has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Meeting. At the close of business on September 25, 1995, the Company had 10,099,163 shares of Common Stock outstanding.

                              ELECTION OF DIRECTORS

     Eight (8) directors are to be elected to hold office until the next Annual Meeting of Stockholders or until their respective successors are elected. The affirmative vote of the holders of a majority of the shares entitled to be present or represented and to vote at the Annual Meeting will be required to elect each of the nominees.

     Unless authority is withheld or a vote is abstained on the proxy card, the persons named in the accompanying proxy will vote the shares of Common Stock represented by the proxy FOR the election of the eight nominees listed below. Consistent with the Company's Charter and pursuant to corporation law of the State of Delaware, the total votes received, including abstentions, will be counted for purposes of determining a quorum. Broker non-votes will be counted towards determining a quorum but will not be counted as voting for any candidate. All of the nominees are currently members of the Board of Directors (the "Board"). The Company has no reason to believe that any of the nominees will be unable or unwilling to serve. In the event that any nominee is not available or should decline to serve, the persons named in the proxies will vote for the others and will vote for such other person(s) as they, in their discretion, may decide.


                                  NOMINEES

     Listed below are the nominees for director, with information showing the age of each, the year each was first elected as a director of the Company, and the business affiliation of each. Seven (7) of the eight (8) nominees are outside directors.

Outside Directors
-----------------

Paul J. Coleman, Jr., 63. Director of the Company since 1990. Director of the National Institute for Global Environmental Change, University of California, and Professor of Space Physics, University of California at Los Angeles. President, Chief Executive Officer and Trustee, Universities Space Research Association; Outside Director, Lasertechnics, Inc. (manufacturer of laser printers and industrial laser marking machines), Applied Electron Corporation (producer of solid state sensors), and Fairchild Space and Defense Corporation (space and defense systems, subsystems, and services); Co-Founder and former Director, University Technology Transfer, Inc.; Trustee: American Technology Initiative, Inc., and International Small Satellite Organization. Appointed to National Commission on Space by President Reagan in 1985, and to Space Policy Advisory Board by Vice President Quayle in 1991. Consultant to major aerospace and technology organizations in government and industry. Awarded Exceptional Scientific Achievement Medals by NASA for contributions to the exploration of the solar system (1972) and the moon (1976). Ph.D., space physics, UCLA.

Alan S. Parsow, 45. Director of the Company since 1993. Private investor. General Partner, Parsow Partnership, Ltd. (investments), 1987-present.
General Partner, Elkhorn Partners Limited Partnership (investments), 1989-present. Vice President, Parsow's Fashions For Men (retailing), 1987-present; Director, Republic Funds (mutual fund), 1984-present. Former Director, Campbell Resources, Orange Co., and National Lampoon.

Larry L. Pfirman, 49. Director of the Company since 1993. Private investor. Founder, Chairman, and Chief Executive Officer, Tara Lee Sportswear, Inc. (clothing manufacturer), 1978-present. Founder and Chairman, Spectro Knit Mfg. Co. (clothing manufacturer), 1978-present.

Warren R. Phillips, 54. Director of the Company since 1974. Executive Vice Chairman, Chief Executive Officer and Secretary/Treasurer, Moscow/Maryland, Inc. (formerly, Soviet American Venture Initiatives (US-USSR); Executive Vice President and Vice Chairman, GETF (environmental technology); University of Maryland, Professor and other senior posts, 1974-present. Consulting in National Defense, Political Sciences, Information Systems, Foreign Affairs, International Relations, Simulation and Crisis Management, Quantitative
Analysis: Department of State, Department of Defense, Arms Control and Disarmament Agency, Maryland State Legislature, USAID, IBM, Ford Foundation, Bendix Corporation, RAND Corporation, Arthur Young. Ph.D., University of Hawaii-Political Sciences.

Charles P. Revoile, 61. Director of the Company since 1993. Private investor. Legal and business consultant, 1992-present. Senior Vice President, General Counsel and Secretary, CACI International Inc, 1985-1992 (retired 1992). Vice President and General Counsel, Stanwick Corporation, 1971-1985.

William K. Sacks, 42. Director of the Company since 1993. Self-employed, business consultant, 1991 to present. Senior Vice President and Chief Financial Officer, Security Pacific Merchant Bank (financial services), 1989-1991. Senior Vice President and Chief Financial Officer, First Interstate Investment Services, Inc. (investment management), 1985-1989.

John M. Toups, 69. Director of the Company since 1993. Outside Director, Halifax Corporation, NVR, Inc., and Telepad Corporation. Chairman of the Board and Chief Executive Officer, The National Bank of Washington and Washington Bancorp, 1990. President and Chief Executive Officer, PRC, Inc., 1978-1987, Chairman and Chief Executive Officer, PRC, Inc., 1985-1987.
Trustee and former President of the Board of Trustees, George Mason University Foundation. Trustee and former President, Northern Virginia Health System Foundation Board of Trustees. Director and past President, Professional Services Council Board of Directors. Past Director, PRC, Inc., Emhart Corporation, Washington Bancorp, Washington Gas Light Company, and Guest Services.

Management Director
-------------------

Dr. J.P. London, 58. Chairman of the Board, President and Chief Executive Officer. Elected Chairman, April 1990. Director of the Company since 1981. Joined CACI 1972, developed the firm's extensive work in advanced information systems, systems engineering and logistics sciences. Vice President 1975, Senior Vice President 1977, Executive Vice President 1979, Operating Division President 1982, President and CEO 1984. B.S., U.S. Naval Academy, Engineering; M.S., U.S. Naval Postgraduate School-Operations Research; Doctorate, George Washington University, Business Administration, conferred "with distinction".

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company's Board held six meetings during the fiscal year ended June 30, 1995. Each director, while acting as director, attended at least 75% of the total number of meetings held by the Board and committees of the Board on which he served.

     The Board had a Compensation Committee, an Executive Committee, an Audit Committee, and an Investor Relations Committee during fiscal 1995.

     During fiscal 1995, the Compensation Committee consisted of Directors Coleman, Pfirman, Sacks and Toups. The Compensation Committee administers the Company's 1986 Employee Stock Incentive Plan, determines the benefits to be granted to key employees thereunder, and is responsible for determining and making recommendations to the Board of Directors regarding compensation to be paid to officers of the Company. The Compensation Committee met six times during fiscal 1995. A report of the Compensation Committee regarding executive compensation appears in this Proxy Statement.

     During fiscal 1995, the Executive Committee was composed of Directors London, Parsow, Pfirman, Phillips and Toups. The Executive Committee, which met on four occasions during fiscal 1995, is responsible for providing Board input and authorization necessary in the interim between full Board meetings, and for identifying those items which merit consideration or action by the entire Board.

     During fiscal 1995, the Audit Committee consisted of Directors Pfirman, Phillips, Revoile and Sacks. The Audit Committee is responsible for overseeing and reviewing the Company's financial information which will be provided to stockholders and others, the system of internal controls established by management and the Board of Directors, and the annual audit conducted by the independent accountants. The Audit Committee met four times during fiscal 1995.

     The Investor Relations Committee determines and oversees the Company's investor relations program and reviews the Company's shareholder profile. The Investor Relations Committee, composed of Directors Coleman, Parsow and Revoile, met on four occasions during fiscal 1995.

             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                              AND MANAGEMENT

     The following table provides information as of August 31, 1995, with respect to beneficial ownership of the Company's Common Stock held by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock.

                                 Amount of Beneficial
                                     Ownership of           Percent of Common
Beneficial Owner                     Common Stock               Stock <F1>
------------------------------------------------------------------------------

Dr. J.P. London                     937,375 <F2>                9.3%
1100 North Glebe Road
Arlington, VA 22201

Parsow Partnership, Ltd.          1,047,000 <F3>               10.4%
2222 Skyline Drive
Elkhorn, NE 68022

Larry L. Pfirman                    876,400 <F4>                8.7%
601 Water Street
New Berlin, PA 17855

FMR Corp.                         1,195,000                    11.8%
82 Devonshire Street
Boston, MA 02109

-----------------------------
[FN]
<F1>  All options are treated as exercised for shares of Common Stock.

<F2>  Includes shares issuable upon the exercise of options within the next six months. Dr. London holds options for 198,500 shares of Common Stock, which are included in the table.

<F3>  According to a Form 4 statement filed by Alan S. Parsow, this includes
75,000 shares of Common Stock beneficially owned by Elkhorn Partners Limited Partnership, which shares the same address as Parsow Partnership, Ltd., 2222 Skyline Drive, Elkhorn, Nebraska 68022. Alan S. Parsow is the General Partner of both Parsow Partnership Ltd. and Elkhorn Partners Limited Partnership.

<F4>  Includes 95,400 shares of Common Stock beneficially owned by Tara Lee,
Inc. Mr. Pfirman is the Chairman of the Board and Chief Executive Officer of Tara Lee, Inc.

     The following table provides information with respect to beneficial ownership for each executive officer, each director and nominee, and for all executive officers and directors of the Company as a group.

Name of Beneficial Owner        Amount of Beneficial           Percent of
     and Position             Ownership of Common Stock     Common Stock <F1>
------------------------------------------------------------------------------

Dr. J.P. London                    937,375 <F2>                   9.3%
  CEO, Chairman and
  Nominee

Joseph S. Annino                   317,656 <F3>                   3.1%
  Executive Officer

Gregory R. Bradford                110,000 <F4>                   1.1%
  Executive Officer

Paul J. Coleman                         963                        * <F5>
  Director and Nominee

Jeffrey P. Elefante                 17,334 <F6>                   0.2%
  Executive Officer

Ray J. Oleson                      256,357 <F7>                   2.5%
  Executive Officer

Alan S. Parsow                   1,047,000 <F8>                  10.4%
  Director and Nominee

Larry L. Pfirman                   876,400 <F9>                   8.7%
  Director and Nominee

Warren R. Phillips                  14,000 <F10>                  0.1%
  Director and Nominee

Charles P. Revoile                  27,300 <F11>                  0.3%
  Director and Nominee

William K. Sacks                     1,000                         *
  Director and Nominee

Samuel R. Strickland                61,000 <F12>                  0.6%
  Executive Officer

John M. Toups                        3,000                         *
  Director and Nominee

All Executive Officers and       3,669,385                       36.3%
Directors as a Group
(13 in number)

-------------------------
[FN]
<F1>  All options are treated as exercised for shares of Common Stock.

<F2>  See Note 2 to the table of beneficial owners on page 5.

<F3>  Includes 43,000 shares issuable upon the exercise of options which are exercisable within the next six months.

<F4>  Includes 60,000 shares issuable upon the exercise of options which are exercisable within the next six months.

<F5>  The asterisk (*) denotes that the individual holds less than one tenth of one percent (0.1%) of Common Stock.

<F6>  Includes 17,334 shares issuable upon the exercise of options which are exercisable within the next six months.

<F7>  Includes 215,000 shares issuable upon the exercise of options which are exercisable within the next six months.

<F8>  See note 3 to the table of beneficial owners on page 5.

<F9>  See note 4 to the table of beneficial owners on page 5.

<F10>  Includes 14,000 shares issuable upon the exercise of options which are exercisable within the next six months.

<F11>  Includes 27,300 shares issuable upon the exercise of options prior to
December 31, 2000.

<F12>  Includes 50,000 shares issuable upon the exercise of options which are exercisable within the next six months.

Section 16(a) Reporting

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such officers, directors and stockholders are required by SEC regulations to furnish the Company with copies of all such reports that they file.

     Based solely on a review of copies of reports filed with the SEC and of written representations by certain officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

                             EXECUTIVE OFFICERS

     The executive officers of the Company are Dr. J.P. London, Chairman of the Board, President and Chief Executive Officer, and the following five persons indicated in the table below. Executive officers are elected by the Board of Directors and serve at the pleasure of the Board.

                       Positions and Offices                    Principal Occupations,
Name, Age              with the Company                         Past Five Years
----------------------------------------------------------------------------------------------------------
Joseph S.              Chairman, CACI Products Company          Chairman, CACI Products Company since
Annino, 62                                                      October 1995; President, CACI Products
                                                                Company, 1988-1995.

Gregory R.             President, Marketing Systems             President, Marketing Systems Group since
Bradford, 46           Group; President and Managing            since January 1994; President, CACI Limited
                       Director, CACI Limited                   since January 1994; Managing Director, CACI
                                                                Limited, 1986-present.

Jeffrey P.             Senior Vice President, General           Senior Vice President of the Company 1992-
Elefante, 49           Counsel and Secretary                    present; General Counsel and Secretary of
                                                                the Company 1992-present; Vice President,
                                                                1988-1992; Assistant General Counsel,
                                                                1987-1992.

Ray J.                 President and Chief Operating            President and Chief Operating Officer, CACI,
Oleson, 51             Officer, CACI, Inc., CACI, INC.-         Inc., CACI, INC.-COMMERCIAL, CACI Systems
                       FEDERAL, CACI Systems Integration        Integration Inc, CACI, INC.-FEDERAL, and
                       Inc, CACI, INC.-COMMERCIAL,              CACI Field Services, Inc., 1990-present;
                       CACI Field Services, Inc., and           President, American Legal Systems Corp.,
                       American Legal Systems Corp.             1994-present.

Samuel R.              Executive Vice President, Chief          Executive Vice President, Chief Financial
Strickland, 45         Financial Officer, Treasurer,            Officer, Treasurer, and Director of Business
                       and Director of Business                 Services of the Company, 1993-present;
                       Services                                 Senior Vice President and Chief Financial
                                                                Officer of the Company, 1990-1993; Senior
                                                                Vice President and Chief Financial Officer
                                                                of C3, Inc., 1989-1990 (an integrator of
                                                                military and commercial hardware systems).

                 DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation of Directors

     During fiscal 1995, directors who were not employed by the Company or any of its subsidiaries were compensated as follows for their participation in meetings of the full Board of Directors and its committees of which they were members: <F1>

 . Full Board: Three Thousand Seven Hundred Fifty Dollars ($3,750) per quarter plus expenses to cover up to six (6) meetings of the Board during the year.

 . Audit Committee: One Thousand Five Hundred Dollars ($1,500) plus expenses for each meeting attended.

 . Compensation Committee: One Thousand Five Hundred Dollars ($1,500) plus expenses for each meeting attended.

 . Executive Committee: One Thousand Five Hundred Dollars ($1,500) semi-annually plus expenses to cover up to six (6) meetings of the Executive Committee during the year.

 . Investor Relations Committee: One Thousand Five Hundred Dollars ($1,500) plus expenses for each meeting attended.

     During fiscal 1996, directors who are not employed by the Company or any of its subsidiaries will be compensated on the same basis as in fiscal 1995 for their participation in meetings of the full Board and its committees of which they are members.

     Directors who are employees of the Company or one of its subsidiaries receive no separate compensation for their services as directors, except for reimbursement for expenses associated with attending meetings of the Board and its committees.

-------------------------
[FN]
<F1>  Except for Larry L. Pfirman, who, as part of the terms of the settlement of outstanding stockholder litigation, agreed to serve as Director without payment of a fee until the second quarter of fiscal year 1995. Mr. Pfirman, however, was reimbursed for his expenses of attendance at meetings of the Board and its committees.

Compensation of Executive Officers

     The following table summarizes compensation paid by the Company and its subsidiaries to Dr. London, the Company's Chairman, President and Chief Executive Officer, and the four other most highly compensated executive officers of the Company during fiscal year ended June 30, 1995, compared with the two previous fiscal years.

Summary of Executive Officer Compensation


                                                                             Long Term Compensation
                                                                        --------------------------------
                                        Annual Compensation                 Awards             Payouts
-----------------------------------------------------------------------------------------------------------------------------
                                                             Other                                           Other
                                                             Annual     Restricted                           Annual
                                                             Compen-      Stock                 LTIP         Compen-
Name and Principal     Fiscal    Salary          Bonus       sation       Award     Options   Payouts        sation
     Position           Year       $               $           $             $         #         $ <F1>         $ <F2><F3>
-----------------------------------------------------------------------------------------------------------------------------
J.P. London             1995    $200,000         $450,000      -             -         -        N/A          $70,062
 CEO and                1994     200,000          250,000      -             -         -        N/A           61,663
 Chairman               1993     188,133           15,318      -             -         -        N/A           49,741

R.J. Oleson             1995    $153,000         $345,665      -             -      37,500      N/A          $94,202
 President and          1994     135,000          303,724      -             -         -        N/A           42,666
 Chief Operating        1993     135,000           26,778      -             -         -        N/A           20,945
 Officer, CACI, Inc.

G.R. Bradford           1995    $174,119         $ 67,340   $28,069 <F4>     -      20,000      N/A          $50,116
 President and          1994     152,850 <F5>     267,367    75,000 <F6>     -         -        N/A           50,059
 Managing Director,     1993     161,307           65,451    75,000          -         -        N/A           51,515
 CACI Limited

S.R. Strickland         1995    $147,500         $156,597      -             -      10,000      N/A          $26,297
 Executive Vice         1994     147,500          104,503      -             -      15,000      N/A           23,010
 President/Chief        1993     147,500           20,787      -             -         -        N/A           18,016
 Financial Officer/
 Treasurer/Director,
 Business Services

J.P. Elefante           1995    $114,000         $146,597      -             -       8,000      N/A          $14,844
 Senior Vice            1994     114,000          107,303      -             -       9,000      N/A           20,012
 President/General      1993     104,100           21,038      -             -         -        N/A           18,928
 Counsel/Secretary

-------------------------
[FN]
<F1>  "LTIP" stands for Long-Term Incentive Plan.  The Company does not participate in an LTIP.

<F2>  Other Annual Compensation in this column includes accrued vacation pay in excess of amounts actually paid, amounts contributed under the Company's qualified and non-qualified pension plans, and amounts paid by the Company for leased or owned automobiles.

<F3>  Includes amounts contributed to both qualified and non-qualified pension accounts.

<F4>  Reimbursement was paid to Mr. Bradford (a U.S. citizen) for tuition costs for Mr. Bradford's children while resident in the United Kingdom.

<F5>  Mr. Bradford's compensation is partly paid in British pounds sterling and is reported in this table in U.S. dollars at the average exchange rate in effect during the fiscal year. This currency conversion causes Mr. Bradford's reported salary to fluctuate from year-to-year because of the conversion of pounds sterling to U.S. dollars.

<F6>  A cost-of-living "expatriate" adjustment was paid to Mr. Bradford to reflect the Company's requirement for Mr. Bradford's residence in the United Kingdom.

Stock Options

     The table below contains information relating to stock options granted to the executive officers named above.

Option Grants During Fiscal Year 1995

                                                                               Potential Realizable Value at
                                                                                  Assumed Annual Rates of
                                                                                Stock Price Appreciation for
                       Individual Grants                                       Option Term (until 12/31/2000)
---------------------------------------------------------------------------------------------------------------
                                 % of Total
                                   Options
                                 Granted to
                  Options         Employees      Exercise
                  Granted         in Fiscal        Price        Expiration
    Name          # <F1>          Year (%)      ($/Sh) <F2>        Date        5% ($) <F3>      10% ($) <F3>
---------------------------------------------------------------------------------------------------------------
J.P. London             0            0                  0           N/A            N/A               N/A

R.J. Oleson        25,000                          $ 8.56        12/31/00        $79,950           $184,070
                                   25.8 <F4>
                   12,500                          $11.063       12/31/00        $42,620           $ 95,560

G.R. Bradford      20,000          13.7            $ 8.56        12/31/00        $63,960           $147,260

S.R. Strickland    10,000           6.9            $ 8.56        12/31/00        $31,930           $ 73,630

J.P. Elefante       8,000           5.5            $ 8.56        12/31/00        $25,590           $ 58,900

-------------------------

[FN]
<F1>  Option grants are permitted under the Company's stockholder-approved
1986 Employee Stock Incentive Plan. Specific grants are determined by the Compensation Committee of the Board of Directors, subject to the annual limitations permitted under Section 422A of the Internal Revenue Code with respect to Incentive Stock Options. The shares granted are in the form of Non-Qualified Stock Options. The shares granted at $8.56 per share are exercisable on July 1, 1997; the shares granted at $11.063 per share are exercisable on June 15, 1998. All grants are exercisable until December 31, 2000, so long as the Grantee remains an employee of the Company. The options will lapse if the Grantee leaves the Company before the exercise date or fails to exercise the options within 60 days of leaving the Company after the exercise date.

<F2>  The exercise price of options granted under the Plan is equal to the average of the high and low prices of the stock on the date of grant.

<F3>  The potential realizable value of the options assumes option exercise on
December 31, 2000 and is calculated as the product of (a) the difference between (i) the product of the per-share market price at the time of grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option) and (ii) the per-share exercise price of the option, and (b) the number of securities underlying the grant at fiscal year-end. The assumed annual rates in this column are suggested by the Securities and Exchange Commission. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an individual will be at or near the value estimated in this column.

<F4>  The options granted to Mr. Oleson (an aggregate of 37,500) are 25.8% of the total options granted to employees during fiscal year 1995.

                   Aggregated Option Exercises in Fiscal 1995,
                        and Fiscal Year-End Option Values


                 Shares                         Number of                Value of Unexercised
                Acquired                  Unexercised Options at        In-the-Money Options at
                   on       Value           June 30, 1995 (#)              June 30, 1995 ($)
                Exercise   Realized
Name               (#)     ($) <F1>     Exercisable  Unexercisable     Exercisable  Unexercisable
--------------------------------------------------------------------------------------------------

J.P. London        0         0            198,500             0        $1,983,812     $      0

R.J. Oleson        0         0            140,000       122,500         1,347,725      875,112

G.R. Bradford      0         0             35,000        50,000           316,862      339,500

S.R. Strickland    0         0             25,000        40,000           225,950      294,400

J.P. Elefante      0         0             12,667        17,334           114,318       96,543

-------------------------

[FN]
<F1>  Market value of underlying securities at exercise, minus the exercise price.

<F2>  The value of unexercised in-the-money options is calculated by subtracting the exercise price from the market value of the Company's stock at fiscal year-end (which was $12.25, based on the closing price of the Common Stock as reported on the NASDAQ National market on June 30, 1995).

Employment Agreement

     On August 17, 1995, the Company entered into an employment agreement (the "Employment Agreement") with Dr. J.P. London, the Chairman of the Board, President and Chief Executive Officer of the Company. The purpose of the Employment Agreement is to assure the Company of Dr. London's committed services for a fixed period of time. The term of the Employment Agreement is for one year with an automatic one-year extension each year. The Employment Agreement provides for a salary of not less than Two Hundred Thousand Dollars ($200,000) per year to be set by the Board, and participation in any bonus, incentive compensation, pension, profit-sharing, stock purchase and stock option plans as well as annuity or group insurance, medical and other benefit plans maintained by the Company for its employees. The Employment Agreement also provides that the Company will reimburse business expenses incurred in the performance of Dr. London's duties. The Employment Agreement restricts Dr. London's right to compete with the Company or to offer employment to Company employees following termination.

     The Employment Agreement may be terminated by the Company in the event of death, disability or for cause as determined by the Board. In the event of termination for any other reason, except for the occurrence of a change of control, the Employment Agreement provides that the Company will pay an amount equal to eighteen (18) months of Dr. London's current base salary. In the event of a termination within one year of the effective date of a change of control, as defined in the Agreement, the Employment Agreement provides for a termination payment equal to thirty six (36) months of Dr. London's current base salary, as defined in the Agreement.

COMPANY STOCK PERFORMANCE CHART

     The following table shows how $100 invested as of June 30, 1990 in shares of the Company's Common Stock would have grown during the five year period ended June 30, 1995, as a result of changes in the Company's stock price, compared with $100 invested in the Standard & Poor's 500 Stock Index, and in the Standard & Poor's High-Tech Composite Index.

Comparison of Five Year Cumulative Total Return

CACI International Inc, S&P 500 Index, and S&P High-Tech Composite Index

                                                          June 30

                          Base     --------------Index Returns---------------

Company/Index Name        1990     1991     1992     1993     1994    1995
-----------------------------------------------------------------------------

CACI International Inc  $100.00  $ 98.13  $140.74  $135.17  $251.85  $362.96

S&P 500 Index            100.00   107.40   121.80   138.40   140.35  176.94

High Tech Composite      100.00    94.11    99.90   116.68   126.36  205.59

                 REPORT OF THE COMPENSATION COMMITTEE OF THE
                BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     Policies on compensation of the Company's executives are subject to the oversight of the Compensation Committee of the Board. As noted above, the members of the Compensation Committee during fiscal 1995 were Dr. Paul J. Coleman, Jr., Larry L. Pfirman, William K. Sacks, and John M. Toups. Each member of the Compensation Committee is a non-employee director. Recommendations of the Compensation Committee relating to the compensation of the Company's executive officers are subject to approval by the full Board. However, decisions about awards to executive officers under the Company's 1986 Employee Stock Incentive Plan are made exclusively by the Compensation Committee, in order for the grants or awards under such plan to satisfy Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

     Set forth below is the report submitted by the Board's Compensation Committee for fiscal 1995 (the "Report"). This Report addresses the Company's compensation policies for fiscal year 1995, as such policies affected (i) Dr. London and (ii) Messrs. Annino, Bradford, Elefante, Oleson and Strickland, who were the Company's executive officers (collectively, those six (6) executives are referred to in this report as the "Executive Officers").

Compensation Policies Toward Executive Officers

     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate compensation with the Company's strategic and operational goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining highly-qualified executives. The Company strives for fair but not excessive compensation of its Executive Officers.

     Generally, Executive Officers' overall compensation levels are intended to significantly reflect the Company's operating performance. In addition, the overall compensation levels of Executive Officers are intended to be competitive with other companies of a similar size in the Company's industry. Also, Executive Officers' incentive compensation programs typically include operating performance thresholds (or "cut" levels) below which either no bonus or a significantly reduced bonus is paid.

     The Compensation Committee believes that stock ownership by management and stock-based compensation arrangements are beneficial as ways to align management's interests and incentives with stockholders' interests toward the enhancement of stockholder value. The Compensation Committee further believes that stock option programs with future exercise dates are an effective means to encourage key executives to remain with the Company. As a result, the Compensation Committee has used stock-based elements in the Company's compensation packages for its Executive Officers.

     The Compensation Committee also has followed a practice of reviewing cost-of-living and expatriate adjustments to certain Executive Officers for whom extended overseas assignment has been a requirement. In fiscal year 1995, this practice affected Mr. Bradford, who received a school tuition adjustment as a result of his residency in London, England. Mr. Bradford is an Executive Vice President of the Company, and is President and Managing Director of CACI Limited, a subsidiary of the Company in the United Kingdom, and has been residing in England as a result of his Company assignment since 1984.

Relationship of Company Performance to Executive Compensation

     Compensation paid to the Company's Executive Officers in fiscal year 1995, as reflected in the Table included in this Proxy Statement, primarily consisted of base salary and performance bonus. In addition, as reflected in the aforesaid Table, the Compensation Committee approved stock options to certain Executive Officers under the Company's 1986 Employee Stock Incentive Plan (the "Stock Incentive Plan").

     Measures of performance which are taken into account in determining the Company's executive compensation include: (i) the Company's after-tax earnings and related earnings per share, and (ii) target (derived from the fiscal year operating plan approved by the Board of Directors) versus actual operating performance, generally in terms of revenue and after-tax earnings. Subjective considerations of individual performance are considered as well in establishing executive compensation elements.

Bonus Arrangements

     The Company's bonuses to its Executive Officers are based on both objective and subjective performance criteria. Objective criteria include accomplishment of specific strategic objectives, and also actual versus target (derived from the fiscal year operating plan) operating performance, both as to the Company as a whole and, for those Executive Officers in charge of an operating unit, as to the officer's particular operating unit. Target operating objectives utilized for purposes of determining bonuses (including revenue and profit quotas) are based on business plans developed by the individual Executive Officers under the supervision of the Chief Executive Officer, subject to review and approval by the Compensation Committee and by the Company's full Board of Directors.

     Subjective performance criteria encompass evaluation of each Executive Officer's initiative and contribution to overall corporate performance apart from quantitative financial performance, the officer's managerial ability, and the officer's performance and effort on special projects or in pursuit of strategic objectives that the officer may have undertaken. Performance under these subjective criteria was determined at or close to the end of fiscal year 1995 after discussions among the members of the Compensation Committee and, for all Executive Officers other than Dr. London, after discussions with the Chief Executive Officer.

     Executive Officers' 1995 target amounts, and related incentives, were established early in the fiscal year following a review of compensation to ascertain the compensation levels which were necessary or desirable to maintain the Company's compensation structure on a competitive basis with others in the industry, and to provide appropriate incentives for achieving desired Company performance.

Stock Incentive Plan

     The Company's Stock Incentive Plan is another incentive component of the Executive Officers' fiscal 1995 compensation package. The Stock Incentive Plan is intended to advance the Company's interests by providing key employees who have substantial responsibility for corporate management and growth with additional incentives through the acquisition of Company securities, thereby increasing the personal stake of these key employees in the success of the

Company and encouraging them to remain in the employ of the Company and its subsidiaries.

     The Stock Incentive Plan is overseen by the Board's Compensation Committee. In addition to meetings at which the other responsibilities of the Compensation Committee are addressed, the Compensation Committee meets at least twice each fiscal year, and at other times if it chooses or at the request of the Chief Executive Officer, to designate eligible employees, if any, to participate under the Stock Incentive Plan and the type, amount, and dates of any grants to be made. The Compensation Committee determines specific grants, subject to the annual limitations permitted under Section 422A of the Internal Revenue Code (pertaining to Incentive Stock Options).

     Participation in the Stock Incentive Plan may be in the form of (i) Common Stock or securities convertible into shares of Common Stock, (ii) Incentive Stock Options as defined in Section 422A of the Internal Revenue Code (the "Code"), (iii) options not qualifying under Section 422A of the Code as Incentive Stock Options (i.e., non-qualified options), or (iv) any combination thereof. Incentive Stock Options can be granted only to persons who are employees (including officers) of the Company or any of its subsidiaries when the options are granted. The total number of shares of Common Stock that may be issued under the Stock Incentive Plan is 5,200,000 shares of Common Stock. The Stock Incentive Plan does not impose any limitation on the number of shares of Common Stock with respect to which options may be granted to any individual under the Stock Incentive Plan.

     During fiscal 1995, the Compensation Committee approved the following grants of non-qualified options for Common Stock to the Executive Officers, all granted with an exercise price of $8.56 per share (the average of the high and low prices of the stock on the date of the grant) becoming exercisable on July 1, 1997: Ray J. Oleson, 25,000 shares; Gregory R. Bradford, 20,000 shares; Jeffrey P. Elefante, 8,000 shares; Samuel R. Strickland, 10,000 shares. The Committee approved a grant to Mr. Oleson of an additional 12,500 shares, with an exercise price of $11.063 per share, becoming exercisable on June 15, 1998. Neither Dr. London nor Mr. Annino received option grants in fiscal 1995.

     While the value realizable from exercisable options is dependent at least in part upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock, the decision as to whether such value will be realized in any specific year is primarily determined by each individual and not by the Company or the Compensation Committee. Accordingly, the Compensation Committee determined that the fiscal 1995 option grants were reasonable and appropriate, notwithstanding gains that could be realized by certain Company executives as a result of their individual decisions to exercise stock options granted in previous years (see the Table included above in this Proxy Statement, indicating amounts realized by the Executive Officers from option exercises in fiscal year 1995 and the value inherent in unexercised options as of the Company's fiscal year-end, June 30, 1995).

Other Compensation Plans

     At various times in the past, the Company has adopted certain broad-based employee benefit plans in which the Executive Officers are permitted to participate on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these Company plans. For example, under the Company's Pension Plan, the Company makes contributions based on employee compensation. Participants may select from a variety of investment options available through the Pension
Plan.   Similarly, under the Company's voluntary 401(k) $MART Plan, participants may select from a variety of investment options. At various times in the past, certain of the Executive Officers have elected to have a portion of their 401(k) $MART Plan savings and/or a portion of their Pension Plan contributions invested in the CACI Common Stock investment options under the Plans. These voluntary elections provided an additional way to link officer and employee interests more directly to that of stockholders. The Company makes no contribution to the 401(k) $MART Plan. Participation is voluntary and subject to Department of Labor and IRS rules of eligibility and contribution of pre-tax compensation.

Chief Executive Officer Compensation for Fiscal Year 1995, and Relationship to Company Performance

     The Compensation Committee's general approach in setting the Chief Executive Officer's compensation is to tie a significant portion of his compensation to Company performance, and to seek to be competitive with other companies of similar size in the Company's industry. While this approach results in some fluctuation in the actual level of the Chief Executive Officer's compensation, the Compensation Committee believes that a compensation scheme weighted in this fashion appropriately motivates the Company's Chief Executive Officer toward Company performance goals, while acknowledging the importance to the Chief Executive Officer of having some certainty in the level of his compensation through its non-Company performance-based elements.

     Dr. London's salary and bonus compensation for fiscal 1995 was Six Hundred Fifty Thousand Dollars ($650,000), an increase of forty four percent (44%) over fiscal 1994 as a result of the growth of Dr. London's incentive compensation based on the 35.1% increase in the Company's net earnings from $6.04 Million in fiscal 1994 to $8.16 Million in fiscal 1995.

     Dr. London's fiscal 1995 incentive compensation was earned on a basis similar to that of the other Executive Officers, with bonus based predominately on the Company's net after-tax profit, both for individual quarters within the fiscal year and for the fiscal year as a whole. Subject to a cap of Four Hundred Thousand Dollars ($400,000) on the aggregate of quarterly and annual bonuses earned, Dr. London was entitled to a bonus of Fifteen Thousand Dollars ($15,000) upon reaching, and an additional proportional amount for exceeding, a pre-determined threshold net after-tax profit target for each fiscal quarter, and a larger, variable bonus upon reaching or exceeding a pre-determined threshold net after-tax profit level for the fiscal year. Dr. London was also eligible for a one-time bonus of Fifty Thousand Dollars ($50,000) for reaching a pre-determined earnings per share result for the year. With the Company generating net earnings of $8.16 Million during fiscal year 1995, by operation of the applicable bonus formulae and the cap on his incentive compensation, Dr. London earned the maximum Four Hundred Thousand Dollar ($400,000) aggregate incentive compensation for quarterly and annual net after-tax profit results and the one-time bonus of Fifty Thousand Dollars ($50,000) for earnings per share results for the fiscal year.

     The Committee believes that, in view of the Company's excellent performance for the year, Dr. London's compensation for fiscal 1995 was reasonable.

     In August 1995, the Compensation Committee and the Board of Directors approved a bonus arrangement for Dr. London for fiscal 1996 which, like the bonus program in fiscal 1995, ties a significant portion of Dr. London's compensation to the achievement by the Company of operating performance results during the fiscal year 1996.

RESPECTFULLY SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
BOARD OF
DIRECTORS:




Dr. Paul J. Coleman, Jr.                 Larry L. Pfirman



William K. Sacks                         John M. Toups

                   TRANSACTIONS WITH MANAGEMENT AND OTHERS;
                              OTHER INFORMATION

     Since the beginning of fiscal year 1995, the Company offered, with the approval of the Board of Directors, a severance compensation agreement (the "Severance Agreement") to each of the Company's Executive Officers, for the purpose of maximizing the availability to the Company of each Executive Officer's managerial experience and knowledge of the affairs of the Company. The Severance Agreements, effective January 1, 1995, provide for the payment of severance in an amount equal to four (4) months of base salary, plus one
(1) month base salary for each year of service to the Company, up to a maximum aggregate payment of twelve (12) months of base salary, in the event that the Executive's employment is terminated for any reason other than cause, death, medical or physical incapacity, voluntary retirement or resignation. In the event of a termination within one (1) year of the date of a change of control, the severance payment to the Executive will be two (2) times the amount described above. The term of the Severance Agreements is one (1) year, with automatic renewal, subject to a change in the Senior Executive Severance Policy applicable to the Executives.

     There exist no other transactions with management and others (as defined by applicable regulations), to which the Company or any of its subsidiaries was or is to be party in which the amount involved exceeds Sixty Thousand Dollars ($60,000).

Legal Proceedings

     Information regarding the status of the Company's legal proceedings is included in its annual report on Form 10-K and is incorporated herein by reference. Since the date of filing the Form 10-K, there have been no further material developments to the Company's legal proceedings.


                        RATIFICATION OF AUDITORS

     The Board of Directors has appointed Deloitte & Touche LLP, Certified Public Accountants, as auditors to examine and report on the Company's financial statements for the fiscal year ending June 30, 1996. At the Annual Meeting, stockholders will vote on whether to ratify the selection of Deloitte & Touche LLP. If a quorum is present, the vote of the holders of a majority of the shares of common stock present or represented at the Meeting and entitled to vote will be required to ratify such appointment.

     Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting. Deloitte & Touche's representatives will have the opportunity to make a statement if they so desire and they will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
RATIFICATION. If circumstances not presently contemplated so require, the Board of Directors may, at a later date, reconsider the appointment of Deloitte & Touche LLP, notwithstanding that a majority of shares may be voted to ratify their appointment.

                              SOLICITATION

     The cost of this solicitation of proxies will be borne by the Company. The firm of Morrow & Co. has been retained to assist in soliciting proxies at a fee not to exceed Six Thousand Dollars ($6,000) plus expenses. The Company may also reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable clerical expenses incurred by them in forwarding the proxy material to their principals. Proxies may be solicited without extra compensation by certain officers, directors and regular employees of the Company, by telephone or telegraph, by personal contact, or by other means.


                       FUTURE STOCKHOLDER PROPOSALS

     In order to be included in the proxy materials for the 1996 Annual Meeting, stockholder proposals must be received by the Company on or before June 1, 1996.


                    DOCUMENTS INCORPORATED BY REFERENCE

(1) The Company's Annual Report on Form 10-K for the Fiscal Year ended June 30, 1995, filed with the Securities and Exchange Commission on or about September 28, 1995 is incorporated by reference.


                              OTHER MATTERS

     As of this date, the Board of Directors knows of no business other than that stated in the Notice of Meeting accompanying this Proxy Statement which may properly come before the meeting. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons named therein.

By Order of the Board of Directors




Jeffrey P. Elefante, (Secretary)






Arlington, Virginia
Dated:  October 2, 1995

                              INDEX TO APPENDICES


Appendix A:  Letter to stockholders from J.P. London, Chairman of the Board,
             President and Chief Executive Officer, CACI International Inc, mailed with Proxy Statement to all stockholders on or about October 6, 1995.

Appendix B:  Notice of Annual Meeting of Stockholders, mailed with Proxy
             Statement to all stockholders on or about October 6, 1995.

Appendix C:  Proxy Card, mailed with Proxy Statement to all stockholders on or about October 6, 1995.

Appendix C:  Reminder Card, mailed with Proxy Statement to all stockholders on or about October 6, 1995.

                                                                  Appendix A
                           CACI International Inc



                                                              October 2, 1995
Dear Stockholder:

     I cordially invite you to attend your Company's 1995 Annual Meeting of Stockholders on November 15, 1995, at 9:30 a.m., Eastern Standard Time. The meeting will be held at the Radisson Plaza Hotel at Mark Center, 5000 Seminary Road, Alexandria, Virginia, 22311.

     Matters to be considered and acted on at the meeting include the election of directors and the ratification of the appointment of independent public accountants. Detailed information concerning these matters is set forth in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     As a stockholder, your vote is important. I encourage you to execute and return your proxy promptly whether or not you plan to attend so that we may have as many shares as possible represented at the meeting. Returning your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

     Thank you for your cooperation and continued support and interest in CACI International Inc.

Sincerely,




J.P. London
Chairman of the Board,
President and Chief
Executive Officer



IMPORTANT: EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED TO ENSURE THAT YOUR VOTE WILL BE COUNTED. YOU MAY VOTE IN PERSON IF YOU SO DESIRE EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKERAGE FIRM OR OTHER NOMINEE, PLEASE CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE YOUR SHARES ON THE ENCLOSED CARD.

                                                                  Appendix B
                          CACI International Inc
                          1100 North Glebe Road
                         Arlington, Virginia 22201
                         _________________________

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        to be held November 15, 1995

Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of CACI International Inc (the "Company") will be held on November 15, 1995, at 9:30 a.m., Eastern Standard Time, at the Radisson Plaza Hotel at Mark Center, 5000 Seminary Road, Alexandria, Virginia, 22311, for the following purposes:

1.   To elect the Company's Board of Directors.

2. To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for the current fiscal year.

3. To transact such other business as may otherwise properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on September 25, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

A list of the stockholders entitled to vote at the Annual Meeting will be made available during regular business hours at the Radisson Plaza Hotel at Mark Center, 5000 Seminary Road, Alexandria, Virginia 22311, from November 5, 1995 through November 14, 1995 for inspection by any stockholder for any purpose germane to the meeting.


By Order of the Board of Directors



Jeffrey P. Elefante, (Secretary)


Arlington, Virginia
Dated: October 2, 1995

IMPORTANT:  EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE
COMPLETE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED TO ENSURE THAT YOUR VOTE WILL BE COUNTED. YOU MAY VOTE IN PERSON IF YOU SO DESIRE EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKERAGE FIRM OR OTHER NOMINEE, PLEASE CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE YOUR SHARES ON THE ENCLOSED CARD.

                                                               Appendix C(i)
                                  [PROXY CARD]
                                    [Front]



Common Stock                CACI International Inc
        PROXY FOR NOVEMBER 15, 1995 ANNUAL MEETING OF STOCKHOLDERS
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned hereby appoints J.P. London and Warren R. Phillips, and each of them, as Proxies of the undersigned, each with full power of substitution, to vote all of the shares of Common Stock of CACI International Inc the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of CACI International Inc to be held at the Radisson Plaza Hotel at Mark Center, 5000 Seminary Road, Alexandria, Virginia 22311, on November 15, 1995, at 9:30 a.m. Eastern Standard Time and at any adjournments thereof.
1.  ELECTION OF DIRECTORS
    FOR all nominees listed below ---       WITHHOLD AUTHORITY ---
    (except as marked to the contrary       (to vote for all nominees
     below)                                  listed below)

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)
    Paul J. Coleman, Jr.          J.P. London             Alan S. Parsow
    Larry L. Pfirman              Warren R. Phillips      Charles P. Revoile
    William K. Sacks              John M. Toups
2.  FOR ---      AGAINST ---      ABSTAIN FROM ---    ratification of the
    appointment of Deloitte & Touche LLP as independent auditors.
3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof. UNLESS OTHERWISE MARKED, THIS PROXY WILL BE
    VOTED FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AND FOR ITEM
    TWO ABOVE. As of the date of the Proxy Statement, the Board of Directors knows of no other business to be presented at the Annual Meeting.




[NOTE: The short lines after the phrases "FOR all nominees listed below", "WITHHOLD AUTHORITY", "FOR", "AGAINST", and "ABSTAIN FROM" represent the boxes which appear on the actual proxy card, and which cannot be printed due to electronic transmission limitations.]

                                                             Appendix C(ii)

                                  [PROXY CARD]
                                    [Back]



PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.

The undersigned acknowledges receipt of the Notice and Proxy Statement for the Annual Meeting of Stockholders of CACI International Inc.

Please sign exactly as your name is shown on the Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are owned jointly, each owner must sign. If the signer is a corporation, the full corporate name shall be signed by a duly authorized officer.


                                          Dated:                       ,1995
                                                -----------------------


                                          ---------------------------------
                                          Signature of Beneficial Owner


                                          ---------------------------------
                                          Signature of Beneficial Owner

                                                              Appendix D(i)

                                 [REMINDER CARD]
                                     [Front]


                                    IMPORTANT


PLEASE SEND IN YOUR PROXY ... TODAY


YOU ARE URGED TO FILL IN, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. A STAMPED AND ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. YOUR VOTE IS IMPORTANT.

IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKERAGE FIRM OR OTHER NOMINEE, PLEASE CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE YOUR SHARES.

                                                             Appendix D(ii)



                              [REMINDER CARD]
                                   [Back]


                           ADDRESS OR NAME CHANGE?


If so, please enter your new name and/or address in the spaces provided below and return this card with your Proxy.



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Name

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Street

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City                                 State                             Zip